Exhibit 10.36
THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered effective as of the 11th day of February 2021, by and between Alpine 4 Technologies, Ltd.., a Delaware Corporation (the "Company") and Kent B. Wilson (the "Executive") and supersedes and replaces any prior employment agreement or employment letter between the Parties.
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the "Board") has approved the Company to modify its current employment agreement with the Executive;
WHEREAS, the Executive has served as the Chief Executive Officer and President of the Company and thus the key senior executive of the Company since June 2014;
WHEREAS, the Company would like renew and update its formal agreement with the Executive to set forth the tenns of Executive's employment and to provide for certain severance payments and other benefits in the event Executive's employment is terminated by the Company without cause or by the Executive for "Good Reason'' (as defined below);
WHEREAS, the Executive would like to provide some assurance to the Company that the Executive will not solicit any employees of the Company and will not work for any entity which has any activities which compete with the Company, as further described below;
NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:
INCONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:
EMPLOYMENT The Company hereby employs Executive and Executive accepts employment as Chief Executive Officer and President of the Company. As its Chief Executive Officer and President, Executive shall render such services to the Company as are customarily rendered by the Chief Executive Officer and President of comparable companies and as required by the articles and by-laws of Employer. Executive accepts such employment and, consistent with fiduciary standards which exist between and employer and an employee, shall perform and discharge the duties commensurate with his position that may be assigned to him from time to time by the Company.
TERM AND RENEWAL: The term of this Agreement shall commence on the date first written above (the "Commencement Date") and shall continue until either party gives notice to terminate. Termination by the Company determined by a majority vote of the Board of Directors.
JOB DUTIES: The Employer agrees to employ the Employee as the company's Chief Executive Officer (CEO) and President. The Employee will be expected to perform the following job duties:
PRINCIPAL DUTIES: The primary duties of the Chief Executive Officer are listed as follows:
•Provide the moral compass and directive to the employees of the Company.
•Engage and work with capital partners; including institutional shareholders, banks, investment banks, venture funds, and family offices to help promote the best cost of capital and equity solutions for the Company.
•Seek, negotiate and procure new acquisition opportunities for the Company's business strategy of DSF.
•Work with the COO and CAO and other management reporting to this position on a regular basis to establish goals, objective and long-range plans for: Profit, Revenue, Expense, Capital, Sales & Marketing, and Business Development.
•Provide budgetary guidelines and input at the corporate and subsidiary level.
•Guide and/ or approve all corporate policies, including: Operations Policy, Fiscal Policy, Sales and Marketing Policy, Compensation and Benefit Policy, Personnel Policy.
•Meet with COO, CAO (Chief Accounting Officer)/Controller, and subsidiary executives to monitor the overall financial condition of Alpine 4 Technologies, Ltd. and its subsidiaries.
•Work with subsidiary executives on purchasing plans and/or replacement of equipment and facilities to ensure continued growth.
•Monitor the performance of executive staff reporting to this position and conduct formal Performance Evaluations twice annually.
•Establish the quality control standards for the sales and marketing, administrative, financial, production, and operations departments of the company.
•Initiate the development of all necessary and appropriate acquisition and investment procedures and negotiations.

•Identify, negotiate and enter into agreements to acquire businesses and new profit centers for the company.
AUTHORITY: The Chief Executive Officer has the overall authority to provide the leadership and direction to the organization and supervision of the overall company performance. This includes but is not limited to:
•Inspire a shared vision and communicate that vision to the people on the management team.
•Exemplify leadership characteristics and means; see the future, strategize, empower others, encourage risk taking, match requirements to needs, establish flexible lines of authority, build on intrinsic motivation, strive to make change, build around values, focus on both people and results.
•Manage people: ensure that the hire, fire, promote, evaluate and discipline process of Alpine 4 Technologies, Ltd. and its subsidiaries' employees is completed. The Chief Executive Officer is ultimately responsible for the successful performance of the Alpine 4 Technologies, Ltd.'s organization and departments.
•The position of Chief Executive Officer has full authority to take any action necessary to maintain the overall health and profitability of Alpine 4 Technologies, Ltd.. This includes the authority to hire and fire, sign checks, enter credit and equity agreements, banking agreements, and contracts, and maintain good business relations.
•Develop, approve, implement and enforce all personnel and operating procedures and policies Make capital expenditures, take on new business debt, and otherwise manage all business assets. Contacting customers, competitors, representatives, agents and others to fulfill their responsibilities. During the absence of the Chief Executive Officer, their duties shall be assumed by a qualified employee selected by the Chief Executive Officer. This assumption of duties, however, in no way relieves the Chief Executive Officer of any of their responsibilities.
•Organize the structure of Alpine 4 Technologies, Ltd. to enable the business to meet profit and growth objectives.
•Make recommendations for changes to the board of directors.
COMPENSATION AND BENEFITS: During the Tern, of this Agreement, the Executive shall be entitled to the compensation ("Compensation) and benefits ("Benefits") described in in Exhibit A attached hereto.
•Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Compensation") will include:
oBase Salary: The Base Salary shall be pegged to 1% of revenue of the prior years revenue and shall begin and accrue from January 1st of the following year. The Base Salary shall be reported to HR from the Company by February 15th the following year. Any Base Salary that has accrued but not paid, shall be paid in a catch up payment on the next payroll cycle after the Company reports the annualized revenue to HR. Base Salary shall not be less than $325,000 and not greater than $850,000. Any drop in revenue that is less that 12% shall not require and adjustment until the second anniversary of the reduction in revenue.
oAcquisition Stock Award Bonus (ASAB): The ASAB will be paid on any acquisition the company procures. The ASAB value shall be 5% of the average 3-year adjusted EBITDA of the acquired company, and paid in Class A Common Stock or any different Class of Common or Preferred Stock that is mutually agreed to by the Employee and Company. The company will pay this stock bonus in a cashless exchange and the company will be responsible for withholding the taxes and payment of the taxes.
oAcquisition Cash Award Bonus (ACAB): The ACAB will be paid on any acquisition the company procures. The ACAB value shall be 1.5% of the average 3 year adjusted EBITDA of the acquired company, and shall be paid on the next payroll cycle post-closing of the acquisition.
oProfit Based Cash Bonus (PBCB): The PBCB shall pay 2% of the net profit for each quarter the company is net profitable. The PBCA shall have max payout of $25,000. The company will pay this cash bonus in accordance with its normal payroll cycle.
•Severance Pay: If the Employee is released by the company for any reason other than cause (i.e. violence, theft, fraudulent activities, harassment, etc.), the company will pay the executive one year of salary and cover COBRA expenses for the executive's family during the same time period. Payment is due in a lump sum upon termination.
•Reimbursement: The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's policy as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

•Benefits: Employee shall participate in the employees executive ESOP plan, and executive benefits plan.
•Life Insurance: The company will procure a $5 million dollar life insurance policy. Of which S2 million will be paid the employee's spouse or children in the event of employee's death.
Vacation and PTO: The Employee will be entitled to six weeks of paid vacation each year during the term of this Agreement, or as entitled by law, whichever is greater.
•The Employee will be entitled to six weeks of PTO each year during the tem1of this Agreement, or as entitled by law, whichever is greater.
•The times and dates for any vacation will be determined by mutual agreement between the Employer and the Employee.
•Upon termination of employment, the Employer will pay compensation to the Employee for any accrued and unused vacation days.
Duty to Devote Full Time: The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.
Conflict of Interest: It is understood by the company that the Employee brought his DSF business model to the company. Employee has the right to procure businesses outside of the company as long as the don't directly compete with any of the subsidiaries owned by the company at the time the employee acquires them. It is also understood that the business tem1 of DSF (Driver, Stabilizer, Facilitator) is owned by the employee and that in the event that the Employee leaves the company, the parties will have to negotiate a Rights to Use Contract agreeable to the Employee.
Indemnification of Employcc: The Employee for the betterment of the Company has executed several credit agreements, banking agreements and guarantees. The company shall indemnify the Employee from any and all legal obligations of these agreements. Upon and termination for any cause the company will pay off any debt balances tied these agreements or provide employee written confirmation of Employees release from the parties related to these agreements.
Confidential Information: The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.
•Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.
•Confidential information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.
•Confidential Information will not include information that:
oIs generally known in the industry of the Employer;
oIs now or subsequently becomes generally available to the public through no wrongful act of the Employee;
oWas rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;
ols independently created by the Employee without direct or indirect use of the Confidential information; or
oThe Employee rightfully obtains from a third party who has the right to transfer or disclose it.
•Confidential Information will also not include anything developed or produced by the Employee during the Employee's tenn of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:
oWas developed entirely on the Employee's own time;
oDoes not result from any work performed by the Employee for the Employer; and
oDoes not relate to any current business of the Employer.
Duties and Obligations Concerning Confidential Information: The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out the Board of Directors of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.
•The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.
•The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue for a period of one (I) year from the date of such expiration or termination.
•The Employee may disclose any of the Confidential Information:
•To a third party where Employer has consented in writing to such disclosure; and
•To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body.
•If the Employee loses or makes unauthorized disclosure of any of the Confidential Infom1ation, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential information.
Return of Confidential Information: The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will tum over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential information in whatever form or media, in the possession or control of the Employee that:
•May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or
•Is connected with or derived from the Employee's employment with the Employer.
Contract Binding Authority: Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.
Termination of Employment: Where the Employee has breached any reasonable term of this Agreement or where there is just cause for termination, the Employer may tem1inate the Employee's employment without notice, as permitted by law.
•The Employee and the Employer agree that reasonable and sufficient notice of tem1ination of employment by the Employer is the greater of two (2) weeks or any minimum notice required by law.
•If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with notice of two (2) weeks. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.
•The Tem1ination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the wage, accrued vacation and banked time, if any, calculated to the Termination Date.
•Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to wages, wage rate, or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.
Remedies: In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability: The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.
Notices: Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

Employer:

Name:	Alpine 4 Technologies, Ltd..
Address:	2525 E Arizona Biltmore Cir, Suite 237, Phoenix AZ 85016
Fax:
Email:

Employee:

Name:	Kent Brian Wilson
Address:	Phoenix AZ 85007
Fax:
Email:	kwilson@72@gmail.com
Modification of Agreement: Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.
Governing Law: This Agreement will be construed in accordance with and governed by the laws of the state of Arizona.
Definitions: For the purpose of this Agreement the following definitions will apply:
"Overtime Hours" means the total hours worked in a day or week in excess of the maximum allowed, as defined by local statute, for a work day or a work week.
'Work Product' means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.
'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or fom1 in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.
'Other Proprietary Data' means infom1ation relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).
'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.
'Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

'Customer Infonnation' means customer infom1ation, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.
'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Tern1ination Date.
General Provisions: Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.
•No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.
•This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.
•This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.
•This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.
IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 11th day of February, 2021.

EMPLOYER:

Alpine 4 Technologies, Ltd.

Per:	/s/ Charlie Winters
Chairman of the Board

EMPLOYEE:

/s/ Kent B. Wilson
Kent Brian Wilson